Exhibit 10.50

*  Confidential Treatment Requested Under

17 C.F.R. §§ 200.80(b)(4), 200.83 and 240.24b-2

AGREEMENT FOR PURCHASE OF A

SUREBEAM ELECTRON BEAM SYSTEM

BETWEEN

SUREBEAM CORPORATION

AND

SALUBRIS LIMITED PARTNERSHIP

TABLE OF CONTENTS

1.	DEFINITIONS
2.	EQUIPMENT AND SERVICES FURNISHED BY SELLER
3.	BUYER FURNISHED ITEMS AND SERVICES.
4.	TIME OF PERFORMANCE AND FORCE MAJEURE
5.	DELIVERY, INSTALLATION AND ACCEPTANCE TEST
6.	AGREEMENT PRICE AND TAXES
7.	ROYALTY FEES
8.	PAYMENTS, SECURITY INTEREST AND BONDS
9.	WARRANTIES
10.	CHANGES
11.	INSURANCE
12.	INDEMNIFICATION
13.	ACCESS
14.	TERMINATION FOR DEFAULT
15.	TERMINATION
16.	OWNERSHIP AND LICENSING OF TECHNOLOGY
17.	AMENDMENTS
18.	ASSIGNMENTS AND SUBCONTRACTS
19.	NOTICES
20.	MISCELLANEOUS
21.	CONFIDENTIAL INFORMATION

*  Confidential Treatment Requested Under

17 C.F.R. §§ 200.80(b)(4), 200.83 and 240.24b-2

AGREEMENT FOR PURCHASE OF A

SUREBEAM ELECTRON BEAM SYSTEM

BETWEEN

SUREBEAM CORPORATION

AND

SALUBRIS LIMITED PARTNERSHIP

This Agreement for Purchase of a SureBeam Electron Beam System (“Agreement”), effective August 1, 2002 (“Effective Date”), is between SureBeam Corporation, a Delaware corporation with a principal place of business at 9276 Scranton Road, Suite 600, San Diego, California 92121 (“Seller”), and Salubris Limited Partnership, a Texas limited partnership with a principal place of business at 3113 South University Drive, Suite 500, Fort Worth, Texas 76109 (“Buyer”).

A.            Seller is engaged in the business of designing, manufacturing, selling, installing, operating and servicing irradiation and pasteurization systems, including electron beam and x-ray equipment and systems.

B.            Seller and Fort Worth-San Diego Investments, LLC, an affiliate of Buyer, are parties to that certain Right of First Negotiation Agreement dated March 22, 2002 (“Right of First Negotiation Agreement”), pursuant to which Fort Worth-San Diego Investments, LLC was obligated to enter into, or to cause an affiliate to enter into, a binding purchase commitment for a food, hide and flower pasteurization, disinfestation and preservation system manufactured by Seller that is destined for a proposed service center in Fort Worth, Texas.

C.            Buyer, as the designated affiliate of Fort Worth-San Diego Investments, LLC for purposes of the Right of First Negotiation Agreement, desires to purchase and Seller desires to sell such food, hide and flower pasteurization, disinfestation, and preservation system pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, which are hereby incorporated by reference, and the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             DEFINITIONS

1.1.          “Acceptance” means the Buyer’s deemed acceptance of the System pursuant to Section 5.2 below.

1.2.          “Agreement Price” means the System Price and the Royalty Fee.

1.3.          “Buyer Materials” means all designs, know-how, inventions, technical data, ideas, uses, engineering processes and methods arising directly from the components provided by Buyer under Section 3.

1.4.          “Buyer Milestones” has the meaning ascribed to it in Exhibit B, attached hereto and incorporated herein.

1.5.          “Cancellation Amount” means that portion of the System Price received by Seller from Buyer as of the date of a Termination for Convenience less (i) the Non-Recoverable Costs, and (ii) a cancellation fee equal to ten percent of (10%) of the portion of the System Price received by Seller from Buyer as of the date of the Termination for Convenience.

1.6.          “Change” has the meaning ascribed to it in Section 10.1.

1.7.          “Change Order” has the meaning ascribed to it in Section 10.1.

1.8.          “Collateral” has the meaning ascribed to it in Section 8.2.

1.9.          “Confidential Information” means confidential or proprietary information of a party relating to any designs, know-how, inventions, technical data, ideas, uses, processes, methods, formulae, research and development activities, work in process, or any scientific, engineering, manufacturing, marketing, business plan, financial or personnel matter relating to the disclosing party, its present or future products, sales, suppliers, customers, employees, investors or business, whether in oral, written, graphic or electronic form (which is marked confidential or acknowledged as being confidential prior to disclosure).  If the Confidential Information is disclosed orally or visually, it shall be identified as such at the time of disclosure and confirmed in writing by the disclosing party within thirty (30) days of disclosure.  Confidential Information shall also include any other information in oral, written, graphic or electronic form which, given the circumstances surrounding such disclosure, would be considered confidential.  Notwithstanding anything to the contrary contained herein, the following information shall not be deemed Confidential Information: (i) information that either party knows about the other prior to the execution of this Agreement; (ii) information that is publicly known, or becomes publicly known, through no breach by either party to this Agreement; and (iii) information that is rightfully obtained by either party from any third party who has no duty of confidentiality under this Agreement.

1.10.        “Deliverables” means the System, together with any other products, software, services, installation, documentation and training provided under this Agreement by or through the Seller, as defined in the Proposal, except for the Management Services or the Operating Services.

1.11.        “Documentation” means the System documentation provided by Seller to Buyer, including without limitation recommended spare parts list, service and maintenance schedules, as-built drawings and schematics, and operations, training, service and/or repair manuals.

1.12.        “Facility” or “Facilities” refers to the collective premises, equipment, construction activities, and services required to support the operation of the System, and includes electrical power, water cooling (primary), compressed air, heating, ventilation, ozone ventilation, air conditioning, radiation protection shield, fencing, building structure, lights, storage areas, and finishes.

1.13.        “Force Majeure Event” has the meaning ascribed to it in Section 4.4.

1.14.        “Gross Processing Receipts” means the total amount of cash revenues actually received by Buyer for Processing Services using the System during the applicable period, less all amounts actually received by Buyer for sales and use taxes, insurance and shipping or freight charges in connection with Processing Services provided by Buyer during such period, less all amounts actually credited by Buyer to its customers during such period for future Processing Services to be provided by Buyer using the System.

1.15.        “Insolvency Event” shall mean, with respect to any party, the occurrence of any of the following events:  (i) an assignment by such party for the benefit of creditors; (ii) such party’s dissolution or loss of charter by forfeiture that cannot be reinstated; (iii) such party having been adjudged bankrupt or insolvent by a court of competent jurisdiction; (iv) a trustee or receiver having been appointed for such party or its assets or any substantial part thereof; (v) such party having filed a voluntary petition under any bankruptcy or other similar law providing for its reorganization, dissolution or liquidation; or (vi) such party having consented to the appointment of a receiver or a trustee for itself or its assets or of any substantial part thereof.

1.16.        “Intellectual Property Rights” means any now known or hereafter existing (a) rights associated with works of authorship throughout the universe, including exclusive exploitation rights, copyrights, moral rights and mask works, (b) trademark and trade name rights and similar rights, (c) trade secret rights, (d) patents, designs, algorithms and other industrial property rights, (e) other intellectual and industrial property and proprietary rights of every kind and nature throughout the universe, whether arising by operation of law, by contract or license, or otherwise, and (f) all registrations, applications, renewals, extensions, combinations, divisions or reissues of the foregoing.

1.17.        “License Agreement” means that license agreement attached hereto as Exhibit E and incorporated herein that allows Buyer to use Seller’s proprietary technologies in its operation of the System.

1.18.        “Limited Warranty” has the meaning ascribed to it in Section 9.1.

1.19.        “Management Services” means the following services: operation support by assisting the Buyer in the establishment of operating procedures, HACCP Plan, Product dose mapping, validation compliance records, performance of quality audits, support in evaluating candidates for quality assurance, maintenance technician and System operator positions, initial training of employees with respect to System operation, assistance with Company Group (as that term is defined in the Right of First Negotiation Agreement) System sales efforts by providing marketing and roll-out support, coordination of use of trademarks and reasonable participation in System training seminars.  Management Services specifically excludes any Operating Services.

1.20.        “Material Handling Subsystem” refers to the material handling equipment provided by Seller as defined in the Proposal.  This equipment includes the conveyor, closing conveyor, process conveyor and associated controls.

1.21.        “Non-Recoverable Costs” means all non-recurring engineering and other labor costs incurred by Seller in its performance under the Statement of Work and this Agreement, and all material, equipment, supplies and parts costs incurred by Seller pursuant to the Statement of Work and this Agreement that are not capable, in Seller’s sole discretion, of being reused for other current orders for Seller products or being returned to their respective suppliers without penalties.

1.22.        “Operating Agreement” means the operating agreement that may be entered into between the parties.

1.23.        “Operating Fees” means the consideration payable to Seller for performing the Operating Services as will be more fully set forth in the Operating Agreement.

1.24.        “Operating Services” means, if the parties select to enter into an Operating Agreement, System operation, facilities management or administrative, accounting or other customer support functions or technical, maintenance and support services in connection with the post-Acceptance operation of the System, as specifically set out in the Operating Agreement between the parties.

1.25.        “Processing Services” means providing contract decontamination, pasteurization, disinfestation and preservation of Products by using a System or Systems.

1.26.        “Products” means (i) any type or category of food (including, without limitation, meat, fish, fowl, eggs, seafood, fruits, vegetables and spices), (ii) animal hides, and (iii) flowers.  Products shall not include water and water shall not be considered as a type or category of food.

1.27.        “Project” refers to the electron beam System project as described in the Proposal, which will be installed at Buyer’s Fort Worth Service Center.

1.28.        “Proposal” refers to Seller’s Proposal, which defines Seller’s responsibilities, scope-of-work, deliverables and equipment as more fully set forth in Exhibit A attached hereto and incorporated herein.

1.29.        “Royalty Fee” means the royalty fee specified in Exhibit C attached hereto and incorporated herein.

1.30.        “Royalty Fee Statement” has the meaning ascribed to it in Section 7.2.

1.31.        “Seller Materials” has the meaning ascribed to it in Section 16.3.

1.32.        “Service Center” means Buyer’s facility at which one or more Systems are or will be installed for the intended purpose of providing Processing Services to one or more end-customers.

1.33.        “Site” refers to the dedicated location where the System will be installed, at Buyer’s Service Center in Fort Worth, Texas.

1.34.        “Specifications” means the final specifications for the applicable System including but not limited to: (i) electron accelerator system and controls; (ii) all required System conveyors; (iii) equipment assembly and installation; (iv) equipment validation; (v) dosimetry equipment, maintenance training and operating training; (vi) all necessary x-ray targets; (vii)

control system; (viii) all required System software; and (ix) all reasonable and customary Systems’ engineering, as more fully set forth on Exhibit A.

1.35.        “Statement of Work” means collectively the Proposal, Exhibit B, Exhibit C and Exhibit F.

1.36.        “System” means the equipment provided Seller as set forth in Section 2 hereof and further described in the Proposal, which is required to electron beam process the Products.  The term “Systems” shall not include any property, assets or rights retained by The Titan Corporation pursuant to that certain License Agreement, dated as of August 4, 2000, between SureBeam and The Titan Corporation, as amended (the “Titan License”).

1.37.        “System Price” means the price for Seller to provide the Deliverables as more fully set forth in Section 6.1 below.

1.38.        “Termination for Convenience” has the meaning ascribed to it in Section 15.1.

1.39.        “Type 1 Materials” means any individual component of any improvement, enhancement or modification created solely by Buyer that consists of (i) Seller Materials, or (ii) modifications, enhancements and derivative works of Seller Materials that do not meet United States law standards for patentability under 35 U.S.C. §§ 102 and 103, when considered against “prior art” as defined by 35 U.S.C. § 102.

1.40.        “Type 2 Materials” means any individual component of any improvement, enhancement or modification created solely by Buyer that consists of (i) Buyer Materials, (ii) modifications, enhancements and derivative works of Buyer Materials, or (iii) modifications, enhancements and derivative works of Seller Materials that meet United States law standards for patentability under 35 U.S.C. §§ 102 and 103, when considered against “prior art” as defined by 35 U.S.C. § 102.

1.41.        “Type 3 Materials” means any individual component of improvement, enhancement or modification or parts thereof created solely by Buyer that consists of new inventions not derivative of or containing any Seller Materials or Buyer Materials.

1.42.        “Warranty Period” means the 12-month period commencing upon Acceptance of the Deliverables or commercial operation of the System by the Buyer, whichever occurs first.

2.             EQUIPMENT AND SERVICES FURNISHED BY SELLER

2.1.          Seller shall furnish all items set forth in Items 1.1 through 1.11 of Seller’s Proposal under “System Equipment and Deliverables”, which such items are incorporated herein by this reference, but excluding specifically items identified as Salubris furnished items and services.

2.2.          Seller shall furnish to Buyer the Management Services and shall supply Buyer with the Documentation.

2.3.          Seller shall furnish to Buyer support services to assist Buyer with Buyer’s tasks defined in the Proposal.

2.4.          If an Operating Agreement is entered into between the parties, Seller shall furnish to Buyer the Operating Services pursuant to an Operating Agreement the form of which to be mutually acceptable to Buyer and Seller.

3.             BUYER FURNISHED ITEMS AND SERVICES.

3.1.          Buyer shall furnish at its own expense, all items set forth in Items 1.12 through 1.16 of Seller’s Proposal under “Salubris Furnished Items and Services”, which are incorporated herein by this reference.

3.2.          Buyer shall additionally furnish at its own expense (i) management of the overall Project (including scheduling, budget definition and allocation, requirements definition, review and approval of the work tasks and Product qualification); (ii) personnel to operate and maintain the System; (iii) procurement, installation and validation of all Buyer furnished equipment; (iv) operation of the System; and (v) all administrative and support services needed to run the business (sales, marketing, accounting, QA, etc.).

3.3.          Seller’s work, cost and schedule are predicated upon Buyer providing the items set forth in this Section 3 in accordance with the schedule defined in the Proposal.

4.             TIME OF PERFORMANCE AND FORCE MAJEURE

4.1.          Performance under this Agreement by Seller and Buyer shall be in accordance with the project schedule defined in the Proposal and the milestones set forth in Exhibit B.  Seller shall use commercially reasonable efforts to complete such System, deliver and install the System at Buyer’s Facility, and render it operational within the time period set forth in the Statement of Work.  Notwithstanding anything else to the contrary, Seller’s obligation to commence and complete the manufacture of such System, as detailed in the project schedule shall be conditioned on the timely performance by Buyer of all Buyer Milestones.

4.2.          Periodically, Seller shall provide Buyer with a written status report on the progress of the work.  This report shall summarize the progress achieved, identify any anticipated delays in the performance of this Agreement and highlight future schedule milestones.

4.3.          If Buyer does not meet one or more Buyer Milestones as defined in Exhibit B, Seller’s work, schedule and cost may be adjusted accordingly as provided for in Section 10 below.

4.4.          Except for Buyer’s payment obligations under this Agreement, neither party shall be liable for delays or non-performance due to any events beyond its control, including acts of god, natural casualties, acts or war or terror, strikes, invasions, civil war or rebellion (“Force Majeure Event”), for the shorter of (i) the duration of such Force Majeure Event plus ten (10) business days or (ii) a period of ninety (90) days.  If the Force Majeure Event lasts more than ninety (90) days, the party whose performance has not been affected by the Force Majeure Event has the right to terminate this Agreement immediately by providing to the other party written notice of termination.  During the Force Majeure Event, the party whose performance has been affected will use its best efforts to develop a mutually acceptable work around plan within thirty (30) days which will minimize the impact of the Force Majeure Event on the other party.  Unless this Agreement is terminated by a party pursuant to this Section 4.4, performance by the party whose performance has been affected shall be promptly resumed upon termination of the Force Majeure Event.

5.             DELIVERY, INSTALLATION AND ACCEPTANCE TEST

5.1.          The System shall be packed for shipment and storage in accordance with Seller’s standard commercial practices.  Seller shall ship the System FOB destination, for delivery at the applicable Site.  The risk of loss, injury or destruction of any System or Deliverable, from any cause whatsoever, shall be borne by Seller until delivery of such System and Deliverables to Buyer’s designated Site.  Unless a common carrier is designated in the Statement of Work, Seller shall choose the common carrier.

5.2.          After the equipment is received at Buyer’s designated Site, Seller will supply qualified personnel to inspect and install the System.  Buyer shall provide reasonable access to its premises, proper environmental and site conditions and the full and complete cooperation of its staff and any other contractors to assist Seller during installation and testing of Deliverables.  Seller also shall do all of the following: (i) properly calibrate and test the System and all components thereof to ensure that it is operating properly and within acceptable tolerances in accordance with the Specifications therefor; (ii) obtain, or provide to Buyer all necessary information and/or documentation, necessary for obtaining, all required federal, state, local and/or other governmental approvals, licenses and/or certifications required for the operation of the System and its components; (iii) provide to Buyer and its employees or designees training (as set forth in the Statement of Work) in the proper use and operation of the System and each of its components such that Buyer can properly operate the System independently and without continued assistance of Seller; and (iv) deliver to Buyer all System Documentation for the System as required above in Section 2.2.  The System shall be deemed accepted by Buyer upon performance by Seller of items (i) through (iv) above, provided Seller is not in material breach of any other term of this Agreement or the Right of First Negotiation Agreement (“Acceptance”).  On-site testing as set forth above shall be conducted by reference to a written “test procedure” approved by the Seller and Buyer in advance of the commencement of such testing.  Buyer shall provide to Seller contemporaneous “sign-offs” as each function on the test procedure is demonstrated by the Seller.  Except for losses to the System covered under Seller’s Limited Warranty and indemnification obligations under this Agreement, risk of loss to the System shall pass from Seller to Buyer in accordance with the terms of shipment.

6.             AGREEMENT PRICE AND TAXES

6.1.          Seller shall furnish the System, all Documents and all other Deliverables for the sum of Eight Million Nine Hundred and Forty Six Thousand Dollars (US$ 8,946,000.00), as more fully set forth on Exhibit C.

6.2.          Seller hereby represents that the price set forth in Section 6.1 as of the Effective Date does not exceed the lowest price charged or offered by any of the SureBeam Parties, as defined in the Right of First Negotiation Agreement, to any other purchaser or prospective purchaser at any time within one hundred eighty (180) days immediately before the Effective Date, in the United States (and its territories), of substantially similar Systems for use specifically in contract processing of Products, and further provided that such lowest price is adjusted appropriately by Seller to correspond to any changes in design, scope and size and any modifications to the System being purchased hereunder.  The previous determination for Systems shall specifically exclude any Systems used for research purposes and any In-Line Systems, as defined in the Right of First Negotiation Agreement.

6.3.          The Agreement Price includes the cost of obligations assumed by Seller under this Agreement, but excludes sales, use taxes, tariffs, VAT, duties, local taxes, permits and fees, for which Buyer shall be solely  responsible.

7.             ROYALTY FEES

7.1.          In consideration for the favorable provisions of this Agreement, the Management Services performed by Seller and the License Agreement, Buyer shall pay the Royalty Fees to Seller for each year during the operation of the System.  Royalty Fees shall be paid within forty-five (45) days after the end of each month in which such Royalty Fees have accrued.

7.2.          Buyer shall provide Seller with a monthly statement (“Royalty Fee Statement”) certified by Buyer’s chief financial officer or controller on or before the thirtieth (30th) day following each month that the System in operated and on or before the thirtieth (30th) day following the effective date of any termination of operation of such System, reporting as to the System (i) the amount (in pounds) of Products for which Processing Services were provided by Buyer for the preceding month; (ii) the Gross Processing Receipts with respect to such System for the preceding month; and (iii) the calculation of the Royalty Fees due with respect to such System for the preceding month.  Seller’s receipt or acceptance of any Royalty Fee Statement or other information furnished pursuant to this Agreement and/or of any Royalty Fee paid hereunder shall not preclude Seller from questioning the accuracy thereof at any time.  In the event that any inconsistency or mistake is discovered in any Royalty Fee Statements or other payments, it shall be rectified as promptly as possible and the appropriate corrected statement and/or Royalty payment shall be made by Buyer to Seller.

7.3.          Buyer shall agree that it will keep during the term of the License Agreement and for three (3) years after any termination of the License Agreement correct and complete books and records regarding (i) Gross Processing Receipts with respect to the System and (ii) the amount (in pounds) of Products for which it provided Processing Services using the System.  Such books and records shall be in sufficient detail to establish compliance by Buyer with all the provisions of this Agreement.  A certified public accountant selected by Seller shall have the right to inspect, copy and audit at reasonable times during normal business hours (but not more than once during any year), and upon reasonable advance notice to Buyer, both during and after the term of the License Agreement, such books and records or other documents.  Seller agrees that the information contained in Buyer’s books and records is Buyer’s Confidential Information and will protect it in accordance with Section 21 hereof.  Any inspection or audit shall be paid for by Seller, except as otherwise provided below.  In the event it is ultimately determined that Buyer has (a) under-reported Gross Processing Receipts with respect to the System and/or the amount of Products for which Processing Services were provided using the System by five percent (5%) or more for any given period and/or (b) underpaid Royalty Fees with respect to the System by five percent (5%) or more for any given period, then Buyer shall pay to Seller within forty-five (45) days after such ultimate determination, the deficiency in the Royalty Fee payment, plus interest thereon at the rate of seven percent (7%) per annum from the original due date to the date of payment, and shall also pay the actual cost of such inspection or audit, including without limitation Seller’s reasonable attorneys’ fees, reasonable accountant’s fees and other reasonable out-of-pocket costs.

7.4.          In the event of Buyer’s failure to pay Royalty Fees finally determined to be due and payable hereunder to Seller for any period of at least six (6) consecutive months and such delinquency is not cured within forty-five (45) days after written notice thereof is delivered by Seller to Buyer, Seller shall have the right to terminate the License Agreement and Buyer’s right to use the Systems owned or operated by Buyer.

7.5.          The rights and obligations of the parties under this Section 7 shall survive any termination of this Agreement for so long as the System is being used.

8.             PAYMENTS, SECURITY INTEREST AND BONDS

8.1.          The System Price set forth in Section 6.1 above shall be due Seller according to the schedule set forth in Exhibit C.  Buyer shall make payments no later than the 10th day of the month following the month such milestone is invoiced by Seller.  Any late payment shall be subject to any cost of collection (including reasonable legal fees) and shall bear interest at the rate of one and one-half (1.5%) percent per month, until paid.

8.2.          Buyer hereby grants to Seller a security interest in all Systems now or hereafter sold by SureBeam (collectively, the “Collateral”) to secure the payment of the System Price of the Collateral and all amounts now or hereafter owing from Buyer to Seller in connection with such sale (including taxes and delivery charges); provided, however, that such security interest shall not serve to secure the payment of Royalty Fees or Operating Services from Buyer to Seller.  The amount of the security interest in any item of Collateral shall not exceed the System Price of such item of Collateral plus the amount of all taxes and delivery charges due in connection with the sale thereof.  Buyer authorizes Seller to file one or more financing statements in all states, counties and other jurisdictions as Seller may elect without Buyer’s signature if permitted by law.  Buyer agrees to cooperate fully with Seller in executing any additional documents, instruments, financing statements or amendments thereto as Seller may request to perfect or continue the security interest granted herein.  Upon a breach by Buyer of any of its obligations to Seller, Seller shall have all rights and remedies of a secured party under the Texas Uniform Commercial Code, which rights and remedies shall be cumulative and not exclusive.  Buyer agrees to pay Seller’s reasonable costs and expenses (including but not limited to attorneys’ fees and costs and any fees and costs incurred in connection with a bankruptcy proceeding of or involving Buyer) incurred to collect any amount unpaid or to enforce Seller’s other rights and remedies, whether or not suit is commenced.  Promptly following the receipt of payment in full of the System Price of any item of Collateral and all amounts owing to Seller in connection with the sale thereof (including taxes and delivery charges), Seller shall release and waive any lien on or security interest in such Collateral and shall execute and file any additional documents necessary to effect such release or waiver.  The rights and obligations of the parties under this Section 8.2 shall survive any termination of this Agreement.

9.             WARRANTIES AND LIMITATIONS

9.1.          Parts Warranty.  With respect to System parts or components supplied by Seller pursuant to the Proposal and this Agreement:

9.1.1.       Seller Parts and Software.  For System parts or components manufactured by Seller, or for System software developed by Seller, (“Seller Parts and Software”), Seller warrants that Seller Parts and Software will be free from defects in materials and workmanship for a period of one (1) year from the date of acceptance or commercial operation of such System by Buyer, whichever occurs first (“Parts Warranty”). The foregoing Parts Warranty is subject to the following conditions: (i) in the case of Software developed by Seller, the defect must be specifically traced to Seller’s software, (ii) none of the parts or components supplied by Seller have been damaged because of improper use, maintenance, handling, or operation, (iii) All parts or components supplied by Seller are replaced during normal preventative maintenance, as required, and (iv) the part in question must have a value of $250 or more and must not be a consumable.  For Seller Parts and Software, Buyer’s sole and exclusive remedies and Seller’s entire liability for breach of the Parts Warranty, provided none of the conditions above apply, shall be limited to repair or replacement, at Seller’s option, of such defective Seller Parts and Software.  Seller’s entire liability only extends to System parts, components or software manufactured by Seller, and all costs of labor to install, test, or calibrate such Seller Parts and Software are the sole responsibility of Buyer.

9.1.2.       Third Party Parts and Software.  For System parts or components not manufactured by Seller and System software not developed by Seller (“Third Party Parts and Software”), Seller shall use commercially reasonable efforts to secure warranties from the manufacturer or developer of such Third Party Parts and Software (each a “Manufacturer”).  Buyer acknowledges that Seller is not a manufacturer or developer of such Third Party Parts and Software, that Seller DISCLAIMS WITH RESPECT TO ALL THIRD PARTY PARTS AND SOFTWARE, ALL WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR INTELLECTUAL PROPERTY INFRINGEMENT, and that Buyer’s sole and exclusive remedies and Seller’s entire liability for any defective Third Party Parts and Software shall be that Seller agrees to pass through to Buyer all warranties which are provided to Seller by the Manufacturer, and which are permitted to be passed through to Buyer by the Manufacturer’s specific warranty.  SELLER ASSUMES NO RESPONSIBILITY OR LIABILITY WHATSOEVER FOR MANUFACTURER’S SPECIFICATIONS OR PERFORMANCE OR ADEQUACY OR ANY DESIGN OR SPECIFICATION PROVIDED TO SELLER BY OR ON BEHALF OF BUYER.

9.1.3.       SELLER REPRESENTS AND WARRANTS THAT NONE OF THE SELLER PARTS AND SOFTWARE, THIRD PARTY PARTS AND SOFTWARE OR ANY OTHER DELIVERABLES PROVIDED HEREUNDER CONSTITUTE “CONSUMER

PRODUCTS” WITHIN THE MEANING OF THE MAGNUSON-MOSS WARRANTY ACT AND THAT IF ANY WARRANTY IS NEVERTHELESS IMPOSED UNDER THAT ACT IT SHALL BE LIMITED TO A PERIOD OF THIRTY (30) DAYS FROM THE DATE OF DELIVERY.

9.2.          System Warranty.  Seller warrants to Buyer that (i) as of the completion of Buyer’s acceptance test, the System supplied hereunder shall materially comply with the Statement of Work and the Specifications applicable to the System, and (ii) for a period of one (1) year from the date of acceptance or commercial operation of such System by Buyer, whichever occurs first, the System will perform and operate substantially in accordance with the Specifications applicable to the System and the performance criteria set forth in the Statement of Work (collectively “System Warranty”). The foregoing System Warranty is subject to the following conditions: (i) all Deliverables are installed (if by any person other than Seller), implemented, operated, and maintained as defined in the Specifications and the Documentation;  (ii) the Buyer notifies Seller of any defect as soon as practicable after the appearance thereof and provides supporting data according to Seller’s standard “trouble report” procedures; (iii) the Buyer has properly installed and paid all applicable fees for all updates made available with respect to Deliverables and any updates recommended by Seller with respect to any other equipment or software that materially affects the performance of the Deliverable; (iv) the Buyer has properly installed, maintained and operated all associated equipment, software and has maintained all environmental conditions and utilities in accordance with applicable specifications and industry standards; (v) the Buyer has not introduced other equipment or software, or made changes to the System, that create an adverse impact on the System or any other Deliverables; (vi) the Buyer has paid all amounts due hereunder and is not in default of any provision of this Agreement, and (vii) the Buyer has made no changes (nor permitted any changes to be made other than by or with the express approval of Seller) to the System or to the source code of any Deliverable.  ANY UNAUTHORIZED CHANGES TO THE SYSTEM OR TO THE SOURCE CODE OF ANY SYSTEM DELIVERABLE WILL VOID THE LIMITED WARRANTY PROVIDED UNDER THIS SUBSECTION 9.1.  Buyer’s sole and exclusive remedies and Seller’s entire liability for any breach of the Limited Warranty, provided none of the conditions above apply, shall be (i) limited to repair or replacement, at Seller’s option, of the defective Deliverable causing the breach, or, (ii) if Seller reasonably determines that such remedy is not economically or technically feasible, to obtain in accordance with the specific provisions of this Agreement an equitable partial refund of amounts paid with respect to the defective Deliverable.  NOTWITHSTANDING THE PREVIOUS SENTENCE, BUYER SHALL BE ENTITLED TO EXERCISE ITS LEGAL REMEDIES WITH RESPECT TO A REFUND OF THE PURCHASE PRICE PAID FOR THE SYSTEM, IF SELLER IS UNABLE TO SUPPLY A SYSTEM THAT MATERIALLY COMPLIES WITH THE STATEMENT OF WORK AND THE SPECIFICATIONS APPLICABLE TO THE SYSTEM UPON COMPLETION OF ALL MILESTONES SET FORTH ON EXHIBIT B AND IN THE PROPOSAL, AS ADJUSTED PURSUANT TO THIS AGREEMENT.

9.3.          Limitations.

9.3.1.       BUYER AND SELLER AGREE THAT ANY MANAGEMENT SERVICES OR OPERATING SERVICES PROVIDED BY THE SELLER ARE ONLY PROVIDED “AS IS” AND THAT SELLER MAKES NO WARRANTY AS TO SUCH

MANAGEMENT SERVICES OR OPERATING SERVICES WHATSOEVER.  THE ABOVE PARTS WARRANTY AND LIMITED WARRANTY ARE IN LIEU OF ALL OTHER EXPRESS OR IMPLIED WARRANTIES, AND SELLER SPECIFICALLY DISCLAIMS ALL WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, INTELLECTUAL PROPERTY INFRINGEMENT, OR ARISING OUT OF COURSE OF CONDUCT OR OTHER TRADE CUSTOM OR USAGE, WITH RESPECT TO THE SYSTEM, SELLER PARTS AND SOFTWARE, THIRD PARTY PARTS AND SOFTWARE OR ANY OTHER DELIVERABLES PROVIDED HEREUNDER.

9.3.2.       EXCEPT FOR ITS SPECIFIC INDEMNIFICATION OBLIGATIONS UNDER SECTIONS 12.2 AND 12.3 SELLER SHALL NOT BE LIABLE TO BUYER FOR ANY DAMAGES IN CONNECTION WITH THE SALE, INSTALLATION OR USE OF THE SYSTEM UNDER THIS AGREEMENT, WHETHER ARISING IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE UNDER THE STATEMENT OF WORK IN EXCESS OF THE SYSTEM PRICE FOR THE SYSTEM PROVIDED PAID TO SELLER AND RETAINED BY SELLER UNDER THE STATEMENT OF WORK GIVING RISE TO THE CLAIM.

9.3.3.       TO THE MAXIMUM EXTENT PERMITTED UNDER APPLICABLE LAW, SELLER’S AGGREGATE ENTIRE LIABILITY TO THE BUYER FOR MANAGEMENT SERVICES OR OPERATING SERVICES, REGARDLESS OF THE FORM OF ACTION, SHALL IN NO EVENT EXCEED TOTAL FEES PAID TO SELLER AND RETAINED BY SELLER FOR THE SPECIFIC MANAGEMENT SERVICE OR OPERATING SERVICE GIVING RISE TO THE CLAIM.

9.3.4.       NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NO PARTY SHALL BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES, WHETHER FORESEEABLE OR NOT, THAT ARE IN ANY WAY RELATED TO THIS AGREEMENT, THE BREACH THEREOF, THE USE OR INABILITY TO USE THE SYSTEM, THE RESULTS GENERATED FROM THE USE OF THE SYSTEM, THE QUALITY OF THE SYSTEM, ANY DEFECT IN THE SYSTEM, FAILURE OF THE SYSTEM TO PERFORM AS REPRESENTED OR EXPECTED, MANAGEMENT SERVICES, THE USE OR INABILITY TO USE RESULTS OF MANAGEMENT SERVICES, OPERATING SERVICEES, ANY TRANSACTIONS RESULTING FROM THIS AGREEMENT, LOSS OF GOODWILL OR PROFITS, LOST BUSINESS HOWEVER CHARACTERIZED AND/OR FROM ANY OTHER CAUSE WHATSOEVER.

9.3.5.       THE PARTIES FURTHER AGREE THAT EACH AND EVERY PROVISION OF THIS AGREEMENT THAT PROVIDES FOR A LIMITATION OF LIABILITY, DISCLAIMER OF WARRANTIES OR EXCLUSION OF DAMAGES IS EXPRESSLY INTENDED TO BE SEVERABLE AND INDEPENDENT OF ANY OTHER PROVISION SINCE THOSE PROVISIONS REPRESENT SEPARATE ELEMENTS OF RISK ALLOCATION BETWEEN THE PARTIES AND SHALL BE SEPARATELY ENFORCED.

9.3.6.       THE PARTIES HEREBY AGREE THAT, TO THE EXTENT ANY DELIVERABLE HEREUNDER IS USED FOR THE PURPOSE OF GENERATING OUTPUT USED IN COMPLYING WITH GOVERNMENTAL LAWS AND REGULATIONS (INCLUDING TAX LAWS AND REGULATIONS), BUYER SHALL ASSUME ALL RESPONSIBILITY FOR COMPLIANCE WITH ANY SUCH GOVERNMENTAL LAWS AND REGULATIONS.

9.4.          The rights and obligations of the parties under this Section 9 shall survive any termination of this Agreement.

10.          CHANGES

10.1.        No additions, changes or modifications to any of Statement of Work by either party (each “Changes”) will be considered by the other party unless such proposed Changes are first submitted in writing to the other party and shall not have an effect until a Change Order (as defined below) is executed by both parties.  The parties acknowledge and agree that any Changes may affect or delay the delivery and/or the System Price for the products or services set forth therein.  Promptly after a requested Change has been submitted for approval to Seller, or to Buyer (if Seller requests a Change), Seller shall prepare and deliver to Buyer an estimate of the anticipated impact, if any, on the delivery schedule and/or the System Price.  After Buyer has received such information, Buyer shall indicate in writing whether it approves such Changes.  Thereafter, the parties shall mutually revise the Statement of Work upon mutual execution of a written order complying with Section 17.2 below detailing the Changes to be made (each, a “Change Order”).  Seller shall not be obligated to implement any Changes specified in a Change Order until Buyer has executed and returned such Change Order to Buyer.  Each Change Order shall state (i) a detailed description of the Change to the System(s) or services to be provided under the Statement of Work, (ii) the amount of the fixed adjustment to the fixed System Price, and (iii) the extent of the adjustment, if any, in the delivery schedule.  For all purposes under this Agreement, each Change Order will be fully incorporated into the Statement of Work to which such Change Order applies.  Seller shall not be liable for any delays that occur in the delivery schedule due to Changes requested by Buyer.

10.2.        Extensions of one or more deadlines in the performance schedule may result from an excusable delay authorized pursuant to the terms of Section 4.3.

11.          INSURANCE

11.1.        Seller shall obtain, pay for and maintain the following insurance covering the performance of work under this Agreement:

11.1.1.     Comprehensive General Liability Insurance for each occurrence of bodily injury and property damage, in an amount of not less than One Million US Dollars (US$1,000,000.00) combined single limit, for each occurrence of bodily injury and property damage, covering Buyer as an additional insured and containing endorsements providing coverage for the following: (a) Personal Injury Liability; (b) Premises - Operations Liability, including “XCU” coverage; (c) Blanket Contractual Liability; and (d) Broad Form Property Damage

11.1.2.     Comprehensive Automobile Liability Insurance for owned, hired and non-owned motor vehicles, if any, used for the performance of the services under this Agreement.  This insurance shall have the same minimum coverage limits as specified above the Comprehensive General Liability Insurance.

11.1.3.     Worker’s Compensation Insurance, Occupational Disease Insurance and Disability Benefits Insurance, in accordance with applicable statutory requirements.

11.1.4.     Employers’ Liability Insurance in an amount not less than Five Hundred Thousand US Dollars (US$500,000).

11.1.5.     All Risk Installation Floater Property Insurance covering property damage arising out of the installation, assembly and testing of the System at Buyer’s designated facility prior to Final Acceptance.

11.2.        The insurance specified above shall cover all work to be provided under this Agreement by Seller and all of its agents, employees, representatives and subcontractors.

11.3.        Prior to Seller’s commencement of any services on Buyer’s premises, Seller shall furnish valid certificates of insurance to Buyer showing that Seller has obtained insurance coverage as required under this Section 11.  The certificate required for the insurance under Section 11.1.1 shall specifically reference the endorsements required.  The insurance policies and certificates shall also state that at least thirty (30) days’ written notice shall be provided to Buyer prior to any cancellation, expiration, nonrenewal or material change in the insurance coverage which occurs during the term of this Agreement.

12.          INDEMNIFICATION

12.1.        Buyer shall indemnify, defend and hold Seller harmless from and against any and all claims, actions, losses, damages, demands, liabilities, costs and expenses, including reasonable attorney’s fees and expenses, whether a suit or other proceeding is initiated or not, which may arise from the fraud, gross negligence, omissions or intentional misconduct of Buyer, its representatives, agents or employees.  Seller shall promptly notify Buyer in writing after it becomes aware of any such claims.  Buyer shall have exclusive control over the settlement or defense of such claims or actions.  Seller shall give Buyer, at Buyer’s expense, all information, assistance and cooperation reasonably requested by Buyer to settle or defend such claims or actions.  Buyer shall be entitled to retain all monetary proceeds, attorneys’ fees, costs and other rewards it receives as a result of defending or settling such claims.  In the event Buyer fails to promptly indemnify and defend such claims and/or pay Seller’s expenses, as provided above, Seller shall have the right to defend itself, and in that case, in addition to any other rights and remedies that Seller may have, Buyer shall reimburse Seller for all of its reasonable attorneys’ fees, costs and damages incurred in settling or defending such claims within thirty (30) days of each of Seller’s written requests, provided that any settlement shall only be with Buyer’s prior written approval.

12.2.        Seller shall indemnify, defend and hold Buyer harmless from and against any and all claims, actions, losses, damages, demands, liabilities, costs and expenses, including reasonable attorney’s fees and expenses, whether a suit or other proceeding is initiated or not, which may arise from the fraud, gross negligence, omissions or intentional misconduct of Seller, its representatives, agents or employees.  Buyer shall promptly notify Seller in writing after it becomes aware of any such claims.  Seller shall have exclusive control over the settlement or defense of such claims or actions.  Buyer shall give Seller, at Seller’s expense, all information, assistance and cooperation reasonably requested by Seller to settle or defend such claims or actions.  Seller shall be entitled to retain all monetary proceeds, attorneys’ fees, costs and other rewards it receives as a result of defending or settling such claims.  In the event Seller fails to promptly indemnify and defend such claims and/or pay Buyer’s expenses, as provided above, Buyer shall have the right to defend itself, and in that case, in addition to any other rights and remedies that Buyer may have, Seller shall reimburse Buyer for all of its reasonable attorneys’ fees, costs and damages incurred in settling or defending such claims within thirty (30) days of each of Buyer’s written requests, provided that any settlement shall only be with Seller’s prior written approval.

12.3.        Seller shall additionally indemnify Buyer and hold Buyer harmless from and against any loss, claim, damage or expense (including reasonable attorneys’ fees) sustained or incurred by Buyer arising out of or in connection with any claim that the System or Documentation, alone and not in combination with any other hardware, software or process, infringes any third party’s United States Intellectual Property Rights.  Seller’s indemnification obligation is conditioned on (i) Buyer notifying Seller within ten (10) days of Buyer’s first knowledge of such claim; provided, however, that Buyer’s failure to notify Seller within such 10-day period shall not relieve Seller of its indemnity obligations hereunder if such failure does not materially prejudice Seller in its defense of such claim; (ii) Buyer making no admission without the prior written consent of Seller; and (iii) Seller, at its own expense, being entitled to conduct and/or settle all negotiations and litigation so arising (unless such settlement imposes an obligation of Buyer to make any payment) and Buyer agrees to provide all reasonable assistance with such negotiations or litigation at Seller’s request.  In addition to its indemnification obligations, if the System or Documentation (or any of them) become, or in Seller’s reasonable opinion are likely to become, the subject of a claim of infringement as aforesaid, then Seller may, at its own expense, either (x) procure for Buyer the right to continue using the System; or (y) replace the System with non-infringing products; or (z) modify the System to make them non-infringing.  The foregoing states the entire liability of Seller with respect to any claim of infringement regarding the System or Documentation.  Notwithstanding anything to the contrary herein, Seller shall have no obligation to indemnify, defend or hold harmless Buyer for any claims, liabilities, losses or other damages that arise out of or relate to (a) the use, combination, integration or merger of the System with any other software, hardware, peripheral device or other materials not supplied by Seller, (b) any changes or modifications to the System made by anyone other than Seller, (c) any infringement claims relating to any Buyer Materials, third party licensed materials or to any of Buyer’s existing software, hardware or other technology, (d) the use of the System in a manner inconsistent with the provisions of this Agreement and the Documentation, (e) the use of the System with hardware or hardware configurations other than as recommended by Seller, (f) the use of anything but the latest available release of software and control systems provided by Seller to Buyer, (g) Seller’s compliance with any of Buyer specifications, designs or other requirements, (h) Buyer’s negligent or willfully wrongful actions or omissions, and/or (k) any matter or circumstance to which Buyer indemnifies Seller under Section 12.1 above.

12.4.        The rights and obligations of the parties under this Section 12 shall survive any termination of this Agreement.

13.          ACCESS

13.1.        Seller shall furnish or arrange Buyer’s reasonable access to the System and its components at the site of their manufacture and storage.  Buyer shall furnish or arrange Seller’s reasonable access to the System during and after installation at Buyer’s Site.

14.          TERMINATION FOR DEFAULT

14.1.        Either party shall be in default hereof if (a) such party suffers an Insolvency Event; (b) such party is in material breach of any representation or warranty made by such party herein, or fails to perform in all material respects any obligation, including with respect to Buyer any System Price payment obligation, or to comply with any covenant or agreement on its part to be performed or complied with hereunder, and such failure or breach remains uncured for a period of thirty (30) days after written notice thereof, except with respect to any such failure or breach that is not reasonably susceptible of cure within such 30-day period if the other party promptly commences to cure such failure or breach within such 30-day period and diligently prosecutes such cure to completion as soon as is reasonably practicable (but in no event later than ninety (90) days after written notice of such failure or breach); (c) with respect to Buyer, Buyer fails to pay Royalty Fees (except as to any such amount of Royalty Fees which is the subject of a continuing good faith dispute) finally determined to be due and payable hereunder by Buyer for any period of at least six (6) consecutive months and such failure remains uncured for a period of forty-five (45) days after written notice thereof is delivered by Seller to Buyer.  Any notice of default shall be sent in accordance with Section 19 and shall identify the contract provision at issue and describe in reasonable factual detail how the other party has materially violated the provision.  If timely corrective action is not forthcoming, the aggrieved party may then terminate the Agreement pursuant to Section 15 and pursue all other available remedies.

14.2.        Except as may otherwise be set forth in the Right of First Negotiation Agreement or any other agreement entered into between Seller and any member of the Company Group, as that term in defined in the Right of First Negotiation Agreement, a default by Buyer under this Agreement shall not affect the rights of any member of the Company Group under the Right of First Negotiation Agreement or other agreements entered into between Seller and any member of the Company Group.

15.          TERMINATION

15.1.        This Agreement may be terminated by Buyer, for any reason, by giving written notice of termination to Seller on or before October 31, 2002 (“Termination for Convenience”).  Should Buyer elect to terminate this Agreement pursuant to a Termination for Convenience on or before October 31, 2002, then Seller shall pay to Buyer the Cancellation Amount.

15.2.        If no Termination for Convenience occurs, then this Agreement shall continue in full force and effect for so long as the System is being used by Buyer, unless terminated earlier, upon one party’s giving written notice of termination after following the procedures in Section 14.1 or 4.4 above.

15.3.        Upon any termination of this Agreement, neither party shall have any further right, liability or obligation hereunder after the effective date of such termination except in respect to (a) any liability or obligation arising out of such party’s (i) failure to perform prior to such termination in all material respects any obligation or to comply with any covenant or agreement on its part to be performed or complied with hereunder prior to such termination or (ii) material breach of any of its representations or warranties contained herein; (b) any liability or obligation hereunder which was accrued or incurred under the terms hereof prior to the effective date of such termination but remains unsatisfied or undischarged on the effective date of such termination; (c) any right, liability, obligation or provision which survives any such termination as expressly provided herein; or (d) any liability or obligation hereunder with respect to the System acquired hereunder prior to the effective date of such termination.  The rights and obligations of the parties under this Section 15.3 shall survive any termination of this Agreement.

16.          OWNERSHIP AND LICENSING OF TECHNOLOGY

16.1.        Third Party Software Products - In the case of third party software products, Buyer hereby agrees to be bound and governed by the terms and conditions of the original vendor’s license agreement accompanying such products or, if no such license agreement is included, by the vendor’s standard license terms generally applicable to the particular product.

16.2.        Seller’s System Deliverables - Seller agrees to license, under the License Agreement attached in Exhibit E, the use of its System Deliverables to Buyer for a single use license at the defined Site. Seller will at all times maintain ownership of all licensable Deliverables and derivative works. Buyer will not copy, use, or distribute the licensed Deliverables for any purpose except as required to operate and maintain the System at the Site without Seller’s explicit written approval.

16.3.        Buyer acknowledges and agrees that Seller shall solely own and have exclusive worldwide right, title and interest in and to (i) all designs, know-how, inventions, technical data, ideas, uses, engineering processes and methods arising directly from the components of the System provided by Seller under Section 2 hereof or any Management Services provided by Seller or its designees, (ii) any Documentation related thereto, (collectively “Seller Materials”) and to all modifications, enhancements and derivative works thereof except for Type 2 or Type 3 Materials, and to all Intellectual Property Rights related thereto.  Buyer expressly recognizes and agrees that any Seller Materials developed under this Agreement and the Statement of Work are not a “work made for hire” under United States or any other law.  In the event, through operation of local law or otherwise, that Buyer obtains any proprietary or intellectual property rights regarding any of the Seller Materials, then as additional consideration for the favorable terms of this Agreement, Buyer hereby assigns and conveys to Seller all right, title and interest in and to the Seller Materials, and to all modifications, enhancements and derivative works thereof except for Type 2 or Type 3 Materials, and to all Intellectual Property Rights related thereto.  Either during or following termination of this Agreement, Buyer shall make any filings and execute any documents necessary for Seller to record, register, or otherwise perfect its ownership rights in the Seller Materials.  Buyer shall not challenge, contest or otherwise impair Seller’s ownership of the Seller Materials or the validity or enforceability of Seller’s Intellectual Property Rights related thereto.  Nothing in this Agreement will be deemed to grant, by implication, estoppel, or otherwise, a license to any of the foregoing under any of Seller’s existing or future Intellectual Property Rights.

16.4.        Title to Type 2 Materials and Type 3 Materials shall always remain with Buyer.  The Parties agree that Buyer shall solely own and have exclusive worldwide right, title and interest in and to the Type 2 Materials and Type 3 Materials and to all modifications, enhancements and derivative works thereof that are not Type 1 Materials, and to all Intellectual Property Rights related thereto.  Seller shall not challenge, contest or otherwise impair Buyer’s ownership of Type 2 Materials and Type 3 Materials or the validity or enforceability of Buyer’s Intellectual Property Rights related thereto.  In the event the Parties agree to enter into a license whereby Seller would be permitted to make, use and/or sell any Type 2 Materials or Type 3 Materials on terms and conditions to be negotiated by the Parties hereto, Buyer agrees that the price of such license shall not exceed the lowest price charged or offered by Seller to any other licensee or prospective licensee at any time within one hundred eighty (180) days immediately before the effective date of such license agreement between the Parties hereto, in the United States (and its territories), of substantially similar licenses to make, use and/or sell the Type 2 Materials or Type 3 Materials, and further provided that such lowest price shall be adjusted appropriately by Buyer to correspond to any differences in scope between such substantially similar third party license and the license contemplated by the Parties hereto.

16.5.        The rights and obligations of the parties under this Section 16 shall survive any termination of this Agreement.

17.          AMENDMENTS

17.1.        This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements, or conditions, express or implied, oral, or written, except as herein contained.  The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

17.2.        This Agreement may not be modified or amended other than by an agreement in writing signed by an authorized representative of each party hereto (as designated from time to time by such party).

18.          ASSIGNMENTS AND SUBCONTRACTS

18.1.        Except as otherwise expressly provided herein, neither party shall, by operation of law or otherwise, assign, transfer, pledge, mortgage or otherwise hypothecate this Agreement or any right or interest hereunder without first obtaining the prior written consent of the other party, which consent may be delayed, conditioned or withheld in such other party’s sole discretion.  Notwithstanding anything to the contrary contained herein, Buyer or any member of the Company Group (as that term is defined in the Right of First Negotiation Agreement) may, without the consent of the other party hereto, but upon written notice to Seller, assign this Agreement and its rights and interests hereunder (in whole or in part) to any other member of the Company Group.  No assignment or other transfer permitted by this Section 18.1 shall operate as a release of the assignor’s obligations or liabilities hereunder, and the assignor shall remain liable hereunder notwithstanding such assignment or other transfer.  In the event of any assignment permitted by this Section 18.1 (other than an assignment between members of the Company Group), an instrument of assignment shall be executed by the assignee and shall expressly state that the assignee assumes all of the applicable obligations and liabilities of the assignor contained herein.

19.          NOTICES

19.1.        Any notice, consent, approval, request, demand, declaration or other communication required hereunder shall be in writing to be effective and shall be given and shall be deemed to have been given if (i) delivered in person with receipt acknowledged; (ii) telexed or telecopied and electronically confirmed; (iii) deposited in the custody of a nationally recognized overnight courier for next day delivery; or (iv) placed in the federal mail, postage prepaid, certified or registered mail, return receipt requested, in each case addressed as follows:

If to Buyer:	Salubris Limited Partnership
3113 South University Drive, Suite 500
Fort Worth, Texas 76109
Attention: David A. Corbin
Telephone: 817/335-8282
Fax #: 817/335-8281

If to Seller:	SureBeam Corporation
9276 Scranton Road, Suite 600
San Diego, California 92121
Attention: President
Telephone: 858/795-6300
Fax #: 858/795-6301

or at such other address as may be substituted by giving the other parties not fewer than five (5) business days’ advance written notice of such change of address in accordance with the provisions hereof. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly served, delivered and received on the date on which personally delivered with receipt acknowledged or telecopied or telexed and electronically confirmed, or forty-eight (48) hours after being deposited into the custody of a nationally recognized overnight courier for next day delivery, or five (5) business days after the same shall have been placed in the federal mail as aforesaid.

20.          MISCELLANEOUS

20.1.        Notwithstanding anything to the contrary contained herein, the failure of either party to seek a redress for violation, or to insist upon the strict performance, of any covenant, agreement, provision, or condition hereof shall not constitute the waiver of the terms of such covenant, agreement, provision, or condition at subsequent times or of the terms of any other covenant, agreement, provision or condition, and each party shall have all remedies provided herein with respect to any subsequent act which would have originally constituted the violation hereunder.

20.2.        THIS AGREEMENT, AND ALL QUESTIONS RELATING TO ITS VALIDITY, INTERPRETATION, PERFORMANCE AND ENFORCEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF TEXAS, NOTWITHSTANDING ANY CONFLICT-OF-LAWS DOCTRINES OF SUCH STATE OR OTHER JURISDICTION TO THE CONTRARY.  THIS AGREEMENT HAS BEEN EXECUTED, ACCEPTED AND DELIVERED AND IS PERFORMABLE IN TARRANT COUNTY, TEXAS, AND VENUE IN ANY SUIT, PROCEEDING OR ACTION ARISING OUT OF OR INVOLVING THIS AGREEMENT SHALL BE IN THE COURTS OF THE STATE OF TEXAS IN TARRANT COUNTY, TEXAS.  SELLER HEREBY CONSENTS TO THE JURISDICTION OF SUCH COURTS FOR THE PURPOSE OF ANY SUCH SUIT, PROCEEDING OR ACTION AND HEREBY IRREVOCABLY WAIVES (I) ANY OBJECTION THAT IT NOW HAS OR MAY HEREAFTER HAVE TO THE VENUE OF ANY SUCH COURT AND (II) ANY OBJECTION THAT ANY SUCH SUIT, PROCEEDING OR ACTION BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

20.3.        The provisions hereof are independent of and separable from each other, and no provisions shall be affected or rendered invalid or unenforceable by virtue of the fact but for any reason any other or others of them may be invalid or unenforceable in whole or in part.

20.4.        Except where remedies are designated under this Agreement as exclusive, the remedies and rights available under this Agreement and the duties and obligations imposed by it shall be in addition to, and not a limitation of, the remedies, rights, duties and obligations otherwise available or imposed by law.

20.5.        The headings herein are for convenience only; they form no part of this Agreement and shall not be given any substantive or interpretive effect whatsoever.

20.6.        This Agreement may be executed in counterparts, each of which shall be deemed an original, and all such counterparts together shall constitute but one and the same instrument; provided, however, that in making proof hereof, it shall not be necessary to produce or account for more than one such counterpart.  It shall not be necessary that each party hereto execute the same counterpart, so long as identical counterparts are executed by each party.  A facsimile signature will be accepted as if it were an original signature.

20.7.        The prevailing party in any dispute between the parties arising out of the interpretation, application or enforcement of any provision hereof shall be entitled to recover all of its reasonable attorneys’ fees and costs whether suit be filed or not, including without limitation costs and attorneys’ fees related to or arising out of any arbitration proceeding, trial or appellate proceedings.

20.8.        This Agreement constitutes the complete, exclusive and final statement of the agreement between the Parties regarding the subject matter hereof and supersedes all prior or contemporaneous understandings or agreements, whether oral or written.  Exhibits A through E, inclusive, are fully incorporated herein.  Should any term or condition contained in Exhibits A through E be contrary to a similar term or condition set forth in this Agreement, then the term or condition set forth in this Agreement shall control.

20.9.        The parties to this Agreement are independent contractors.  No relationship of principal to agent, master to servant, employer to employee, or franchisor to franchisee is established hereby between the parties.  Neither party has the authority to bind the other or incur any obligation on its behalf.

20.10.      During the term of this Agreement and for a period of one (1) year thereafter, Buyer and Seller agree not to hire, solicit, nor attempt to solicit, the services of any employee or subcontractor of Buyer or Seller without the prior written consent of Buyer or Seller.

20.11.      The rights and obligations of the parties under this Section 20 shall survive any termination of this Agreement.

21.          CONFIDENTIAL INFORMATION

21.1.        Acknowledgment of Confidentiality - The parties anticipate that they may learn Confidential Information of the other party as a consequence of the transactions contemplated by this Agreement.  The parties mutually agree to take all necessary steps, and to prepare and execute all documents necessary, to protect and prohibit the disclosure of Confidential Information under this Section 21.

21.2.        Covenant Not to Disclose - With respect to the other party’s Confidential Information, the recipient hereby agrees that during the term of this Agreement and at all times thereafter it shall not use, commercialize or disclose such Confidential Information to any person or entity, except to its own employees having a “need to know” (and who are themselves bound by similar nondisclosure restrictions), and to such other recipients as the other party may approve in a signed writing; provided that all such recipients shall have first executed a confidentiality agreement in a form acceptable to the owner of such information.  Each party shall use at least the same degree of care in safeguarding the other party’s Confidential Information as it uses in safeguarding its own confidential information.  Neither party nor any recipient may alter or remove from any software or associated documentation owned or provided by the other party hereunder, any proprietary, copyright, trademark or trade secret legend, nor may it attempt to decompile or reverse engineer the System.

21.3.        Remedies for Breach of Confidentiality - Each party acknowledges that the unauthorized use, commercialization or disclosure of the other party’s Confidential Information would cause irreparable harm to such other party.  The parties acknowledge that remedies at law would be inadequate to redress the actual or threatened unauthorized use, commercialization or disclosure of such Confidential Information and that the foregoing restrictions may be enforced by temporary and permanent injunctive relief.  In addition, any award of injunctive relief shall include recovery of associated costs and expenses (including reasonable attorneys’ fees).

21.4.        The rights and obligations of the parties under this Section 21 shall survive any termination of this Agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement to be effective as of the Effective Date.

SUREBEAM CORPORATION		SALUBRIS LIMITED PARTNERSHIP

By:	/s/J. Thomas Allen	By:	/s/Dean Davis

Name:	J. Thomas Allen	Name:	Dean Davis

Title:	Vice President	Title:	Managing Partner

EXHIBIT A

SELLER’S PROPOSAL

PROPOSAL # 1-0002817

FOR A

SUREBEAM® E-BEAM SYSTEM

August 1, 2002

Prepared for:

Salubris Limited Partnership

Fort Worth, Texas

Submitted by:

SureBeam Corporation

9276 Scranton Road, Suite 600

San Diego, CA  92121

This document contains SureBeam Proprietary Information to be used solely for evaluating this Proposal and may not be disclosed to any outside 3rd party.

August 1, 2002

Mr. David F. Corbin

Chief Financial Officer

Corbin & Company

3113 S. University Drive, Suite 500

Fort Worth, TX  76109

Subject:                                                     Proposal #1-0002817 – SureBeam E-Beam System

Dear Mr. Corbin:

SureBeam appreciates the opportunity to work with you in the development of SureBeam Proposal (#1-0002817) (“Proposal”) for the implementation of a SureBeam System to process food products at your Fort Worth facility.

Purpose of the Proposal

This Proposal defines our recommendations to implement an E-Beam system at your Fort Worth facility, to meet the following objectives:

☒            Reduce or Eliminate Potential Pathogens in Meats

☒            Disinfest Various Fruits and Vegetables

☒            Minimize the Processing Cost per Pound

☒            Meet Processing Requirements (Volume, Dose, etc.)

☒            Achieve System Availability > 95%

☒            Minimize Capital Expenditures

☒            Minimize Logistics Expenses

The purpose of this Proposal is to provide Salubris Limited Partnership with a price, schedule, and scope-of-work for a SureBeam System consistent with Salubris’ requirements for the processing of food products, and if acceptable, to provide a binding framework within which to commence performance until a definitive purchase agreement memorializing the detailed terms of the supply relationship (the “Agreement”). Salubris has chosen a site in the Fort Worth area.  The recommended concept has been tailored to this site with the goal of achieving the “best processing concept”.  This Proposal is intended by SureBeam Corporation (“SureBeam”) and Salubris Limited Partnership (“Salubris”) to be a binding commitment regarding the SureBeam System to be purchased by Salubris and shall be governed by the terms of

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the RIGHT OF FIRST NEGOTIATION AGREEMENT dated March 22, 2002 entered into between the parties, which is incorporated herein in its entirety, until the “Agreement is entered into between the parties.  It is contemplated that the principal terms of the Agreement shall be based upon SureBeam’s Standard Terms and Conditions for purchase of a System and the applicable terms and conditions contained in the RIGHT OF FIRST NEGOTIATION AGREEMENT dated March 22, 2002 and will also include the terms set forth below as well as well as any additional customary terms that are mutually acceptable to the parties.   To the extent that any term of the RIGHT OF FIRST NEGOTIATION AGREEMENT dated March 22, 2002 contradicts a term in this Proposal, the term in this Proposal shall prevail.

Requirements Definition

Salubris requirements to be addressed by the SureBeam system include the following:

•              Integrate the E-beam system into the Salubris facility.

•              […***…]

•                                          Meet required quality, process integrity, and regulatory requirements defined by Salubris, ISO-11137, TNRCC (Texas Natural Resource Conservation Commission) and USDA guidelines.

•                                          Develop an operating concept that meets the production, processing, and operating requirements defined in this Proposal.

•                                          Integrate equipment, subsystems, procedures, and processes into an overall operating “System” to achieve performance requirements.

•                                          Define a System concept that provides > 95% system availability, and maintains overall process integrity, safety and security at 100%.

Proposal Summary

To meet Salubris’ requirements, we are proposing to implement a SureBeam® Electron Beam Processing System using SureBeam technology and patented system concepts. The system design is based upon field proven concepts and utilizes equipment with a demonstrated track record. The design uses a simple “flow through” concept – products are continuously moved through the e-beam field at a defined processing rate and scan height.

System Description

*CONFIDENTIAL TREATMENT REQUESTED

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To meet Salubris’ requirements, SureBeam is proposing to implement a SureBeam® Electron Beam processing System (refer to attached system layout drawings). The System concept is based upon field proven designs and consists of the following major subsystems:

•           Electron Beam Source or “Accelerator”

•           Material Handling System

•           Information & Control System - “SureTrack”

•           Safety Equipment

•              Radiation Shield and Support Utilities

Figure 1-1  Proposed E-Beam Layout

To provide protection from ionizing energy, the SureBeam system uses a concrete shield sized to contain the E-beam accelerator and material handling system.  The shield consists of concrete walls and roof.  Thickness gradually decreases as you move from the beam area to the entry or exit portions of the maze.  The purpose of the maze is to provide several 90° turns that provide a “torturous path” limiting any ionizing radiation from escaping (i.e. no direct line of sight path). The shield design features a common wall between E-Beam and X-Ray systems.  The E-Beam portion of the shield occupies approximately 4,000ft2 with the overall shield occupying 7,500ft2.

The accelerator centerlines are located inside of the shield and protected from ionizing radiation and ozone by interior walls.  The accelerator design philosophy is to limit variability in the accelerator to one parameter (scan width). All other operating parameters (such as energy, and power) are fixed at validated set points and pre-defined high/low limits. The goal is to provide stable equipment operation that always produces a consistent, uniform beam. If the beam characteristics exceed pre-defined limits, then the system is shutdown.

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The system utilizes two split-beam accelerators that enable double-sided processing.  A unique scan horn directs the beam to the top and bottom of product in an opposed fashion.   Each accelerator is dedicated to a single processing lane.   The split beam approach eliminates the need to flip product and facilitates very high speed processing by eliminating product transfers (patent pending). In addition, double sided processing increases the efficiency and throughput of the system as well as increase the uniformity of the delivered dose. Product is conveyed into the shield and through the e-beam process on a material handling system that was specifically designed to operate in a food processing application. Basic transport functions are accomplished using powered roller conveyor.  This conveyor efficiently moves product from the load station to the beam area and back out to the unload station.   The conveyor close packs product prior to processing for further efficiency. To achieve precise dose delivery an independent process conveyor is used to control the movement of product through the e-beam field. An independent servo controlled conveyor is used to achieve positioning and speed control of ±0.5% variance from the set point.

The SureTrack information and control system oversees all information and processing functions. SureTrack uses a system PC and a distributed network of industrial PLCs to monitor and control system functions. The software modules have been proven in similar applications to ensure a robust control system.

Description of Operation

The system is simple to operate with built-in integrity checks that ensure compliance with the processing protocol. The basic operation is as follows:

The System operator initiates “Lot” setup and release by entering the Product Code, Lot Information, and selecting a pre-defined processing protocol or “recipe”.

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Figure 1-2  Operator at SureTrack Computer

The SureTrack control system checks the information to ensure the validity of the data and schedules the Lot for processing. When the integrity of the data has been verified, the control system downloads to the accelerator and material handling controllers the predetermined processing set points for the key parameters.  These include processing rate, scan height, dosimeter placement criteria, and key high/low limit settings, and error recovery directions. The control system verifies all parameters are set correctly, the equipment is operating within specifications, and that system validation parameters are initialized to previously validated settings.  Process integrity is assured.

A typical operational overview follows.  Product moves to both load areas where it is transferred onto the inbound conveyors.  Specific parameters to achieve best processing results are predetermined considering product size, shape, density and results from dose mapping tests.  These include optimal dose, max/min ratio, and processing rate released into the system.  Specially designed fixtures containing dosimeters are used as an independent means of monitoring integrity of the delivered dose. In general, dosimeters are inserted into the process before the first product, periodically between product, and after the last product in a Lot.  Current regulatory guidelines recommend placement of dosimeters at the beginning, middle, and end of a Lot (at a minimum). The quantity or frequency of dosimeters processed within the Lot will be determined by QA and input into the system as part of the Lot processing instructions.

The SureTrack information and control system monitors the status and operation of the system.  It informs the system operator of the overall process checking for the completion of each task and verifying the integrity of the process.  SureTrack also verifies that the operating parameters and variables are correctly set and operating within the pre-defined limits before the product is released into the system.

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Released product is transported to the process area on a roller conveyor. The conveyor is the primary means of transporting product from load/unload areas to and from the process area. The control system manages the traffic flow and accumulation of product within the system.

Immediately prior to entering the process area, an automatic closing conveyor is used to stage product.  The closing conveyor close-packs product to minimize the gap between products.  Speed is precisely matched with that of the subsequent process.  This close packing of product maximizes the utilization of the e-beam field and hence maximizes throughput.

An independent, servo driven “Process Conveyor” is used to precisely control the movement and positioning of product through the e-beam field. The speed of the conveyor is selectable to  allow delivery of a variety of dose levels. To verify accuracy, two independent sensors constantly monitor conveyor speed to stay within predetermined parameters.

The electron beam is scanned over the product as it moves through the process. Double sided processing is achieved by using split beam accelerators.  The beam from one accelerator is split and each split beam is magnetically deflected to the desired direction.  One deflected beam shoots down onto a product lane while the other shoots up at the same product lane.  Each accelerator is dedicated to a single processing lane.   The split beam approach eliminates the need to flip product and facilitates very high speed processing by eliminating product transfers (patent pending). In addition, double sided processing increases the efficiency and throughput of the system, and increases the uniformity of the delivered dose.

Product moves through the e-beam field at a pre-defined speed. Product is typically “in the beam” less than a second. The control system continuously monitors key process parameters to ensure the process is within defined operating limits. Any out of limits condition will cause a coordinated shutdown of the equipment.

Product exiting from the e-beam process is conveyed directly to the unload area where product  is unloaded onto shipping pallets. Fixtures containing dosimeters are removed for subsequent processing. The overall cycle time to move product through the process is about 7-8 minutes. Changeover from one Lot to another can be accomplished in 3-5 minutes.

When the last product in the Lot clears the process area, the SureTrack control system checks to ensure the Lot processing is complete and records/archives all processing information required to substantiate successful completion of the process. Once QA reviews the dosimetry and processing information, a determination will be made as to whether the Lot can be released.  Released product is moved to waiting trucks and returned to the customer.

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System Equipment and Deliverables

The SureBeam System consists of the following deliverables and services:

1.1	Engineering Analysis & Concept Definition. An initial engineering effort will be performed prior to the implementation of the system to develop answers to the following issues:
1.1.1	Define the system concept and the site-specific layout to fit the Salubris selected site.
1.1.2

Assist Salubris with the qualification and selection of the facility General Contractor. Salubris will contract directly with the General Contractor for the construction of the Facility and all support utilities.

1.1.3	Assist Salubris resolve site specific questions (location, local codes, finalize costs, utilities, ozone ventilation)
1.1.4	Assist Salubris evaluate process containers, if required, in sizes best suited for achieving the processing and production requirements
1.1.5	Define interfaces to other operations
1.2	Linear Accelerator – The e-beam source consists of two linear accelerators that generate electrons at 10 MeV energy. The e-beam source will include the following equipment:
1.2.1	Two split-beam E-Beam LX1 accelerators, 10MeV at low power
1.2.2	Horizontal accelerator configuration with split beam scan horns
1.2.3	Selectable scan widths (3)
1.2.4	Secondary water conditioning and accelerator cooling system
1.2.5	Packing and Freight to the site
1.3

Material Handling system - A material handling system is provided to contain, position, and move product through the process. The equipment shall be capable of conveying various case sizes through the system while providing integrity over the process. The MH system shall include the following items:

1.3.1

Roller Conveyor – Chain driven live roller conveyor is provided to transport product cases into and out of the process area. Two independent lanes are provided.  Rollers are plated for corrosion resistance.

1.3.2

Closing Conveyor – Two (2) independent servo driven closing conveyors are provided to “close pack” product cases on the process conveyor in two dimensions – between cases and across lanes. This increases the processing efficiency. Product cases do not “bump” into each other so the dose in the process area is not compromised.

1.3.3

Process Conveyor – Two (2) independent servo driven process conveyors are provided to precisely control the speed of the product  case through the beam to within ± 0.5% variance from the set point. This provides precise control over the delivery of the dose.

1.3.4

Control System – Controls are provided to monitor and control the flow of product cases through the system. All actions that result in product movements (such as merge, divert, release, rotate, and stop) shall be confirmed as being successfully completed. Any action that affects the dose or integrity of the process shall be redundantly monitored. Errors or out-of-limit conditions will result in a system

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1.3.5

shutdown. A means, independent of the control system, shall be provided to automatically maintain the logical processing sequence of the product cases. The control system shall guide the operator through error recovery and provide a check that recovery actions were completed successfully.

1.4	Packing and Freight to the Site.
1.4.1

SureTrack Control System – a real-time information and control system is provided to monitor and control the overall process. The control system shall provide the data management, system operating functions, “logical” error detection, and overall error recovery functions for the entire System, and provide the following capabilities:

1.4.2	Industrial PC based information and control computer, Pentium CPU with 512Mb RAM, mirrored hard drives (2), color graphics monitor, and interface to Allen Bradley PLC.
1.4.3	Real-time PLC control system for monitoring, tracking and control of the sterilization process
Real-time SureTrack information system to perform the following functions:
•	System start-up and shutdown
•	Creation, audit, and scheduling of processing protocols
•	Sterilization lot control
•	Real-time monitor and information display
•	Process integrity checks
•	Error detection and recovery
•	Processing reports, data management, and information archiving
1.4.4	Redundant sensors for all key process monitors
1.4.5	Software Validation per SureBeam Software Development Procedures
1.4.6	Packing and Freight to the Site.
1.5

Safety System — a safety system is provided that meets the requirements for E-beam system protection as specified by OSHA, IAEA Safety Series 107, NCRP Report 51 regulatory requirements. Safety system shall be fail-safe, and provide “defense-in-depth”, redundancy, and independence. All safety system components shall be fit for the purpose intended and include the following capabilities:

1.5.1	Intrusion alarms to detect unauthorized access into controlled areas (pressure mats, light curtain, electronically locked doors).
1.5.2	Emergency stop(s) and pull cords.
1.5.3	Fire / smoke detection.
1.5.4	System start-up & shutdown.
1.5.5	Key lockouts.
1.5.6	Radiation monitors for out-of-limits conditions.
1.5.7	Status display (accelerator ON / OFF, Access OK / PROHIBITED.
1.5.8	Start-up alarms and horns.
1.5.9	Start-up timer.
1.5.10	Status alarms and beacons (rotating beacons).
1.5.11	Ozone exhaust flow monitor.

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1.5.12	Safety signs and markings (Radiation Hazard, Access Prohibited, High Voltage, etc.).
1.5.13	Automatic shutdown for out-of-limits conditions.
1.5.14	Sequenced start-up.
1.6

Dosimetry System – a dosimetry system is provided to independently measure delivered dose to the product. The system shall conform to applicable ANSI standards. Systems are sufficiently sized and will be shared by E-Beam and X-Ray systems.  The following equipment shall be included:

1.6.1	Equipment - One (1) Genesys 20 spectrophotometers with accompanying software shall be provided. Units shall be integrated to a PC for data processing.
1.6.2	Dosimeters - Five thousand (5,000) B3 radiochromic dosimeters that cover a range of doses from 1.0 kGy — 100 kGy shall be provided.
1.6.3	One (1) Bruker E-Scan II EPR Analyzer
1.6.4	Five thousand (5,000) Alanine pellets or film
1.6.5	Beam Energy Measurement Equipment - Two (2) Certified RISO Aluminum Energy Wedges or Plates shall be provided.
1.6.6	Dosimetry Computer (PC) and associated software and laser printer.
1.6.7	Equipment calibration and procedures.
1.6.8	Packing and Freight to the Site.
1.7	Facilities and Utilities
1.7.1

General design and specification of facility and utility requirements (power, compressed air, water, ozone exhaust) associated with the E-beam processes. Detail design, structural, and shop drawings will be the responsibility of the General Contractor / Salubris.

1.7.2

General design and specification of the shielding requirements. SureBeam will be responsible for the layout and design of the shield. Salubris and the General Contractor will be responsible for the construction of the shield, building, and all utilities. Detail design and shop drawings will be the responsibility of the General Contractor / Salubris.

1.7.3	Hookup of SureBeam equipment to Salubris furnished utilities (power, compressed air, water, ozone exhaust).
1.8	Participate in design review(s) of Salubris furnished equipment on an as needed basis.
1.8.1	Equipment installation, checkout, and system validation to ISO-11137, USDA, and ASTM standards
1.8.2	Installation and checkout of SureBeam furnished equipment
1.8.3	Hook-up of Salubris furnished utilities to SureBeam equipment
1.8.4	Checkout and testing of equipment
1.8.5	System integration and performance testing
Validation of the system to ISO-11137 requirements:
•	Installation Qualification
•	Irradiator Dose Mapping
•	Certification
1.9	Maintenance system and support – the following maintenance support is provided to augment the Salubris provided support:

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1.9.1

A computerized maintenance system (MPII) will be used to track and schedule the maintenance activities. This system will be loaded with maintenance instructions and schedules, and maintained to provide a record of maintenance activities for regulatory reviews.

1.9.2

On-line link connecting the site control system to SureBeam support personnel to provide remote diagnostic capability will be provided. Salubris is responsible for providing an appropriate telephone line to establish reliable communications.

1.9.3	Two system check-ups during the warranty period. SureBeam will check the equipment at the site and perform an audit of the system. Additional training shall be performed during these site visits
1.9.4	Additional service and maintenance support is defined in a separate agreement. Refer to the Technical Services Agreement.
1.10	Project management, engineering, technical services, and documentation – SureBeam will organize and manage the delivery of the SureBeam System and provide the following services and support:
1.10.1	Structured development methodology (Project Plan, etc.)
1.10.2	Project management and engineering
1.10.3	Hazards analysis
1.10.4	Radiation Survey
1.10.5	Ozone survey
1.10.6	Project documentation (Design History Record)
1.10.7	Manuals – Operation, Equipment
1.10.8	Documentation - drawings, schematics, source code, and logic diagrams to define the system
1.11	System Start-up and Operations Support – To ensure proper start-up of the system the following technical services are provided:
1.11.1	Operations training (processing tasks and procedures, dosimetry).
1.11.2	Assist Salubris develop and implement standard operating procedures (SOPs, and HACCP Plan) for the overall operation of the System.
1.11.3	Assist Salubris perform dose mapping of selected products to be processed – define the processing parameters and protocol.

Salubris Furnished Items and Services

The following items or services are to be provided by Salubris:

1.12	Land and Facility
1.12.1	Land for the facility
1.12.2

Detail design and construction of the facility. The facility will include all equipment need to operate the system not furnished by SureBeam including: access roads, parking, truck staging areas, docks, offices, product staging areas (in and out), load and unload areas, shield, mechanical and electrical sub-systems, lighting (internal and external), cooling equipment, finishes, furniture, work stations, maintenance tools, spare parts, and telephones.

1.12.3	Dosimetry Lab — 10 x 15 ft.; temperature and humidity controlled with UV filters on fluorescent lights.

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1.12.4	Equipment Room — 15 x 30 ft.; conditioned air, noise protection. Room to contain modulator equipment and other LINAC equipment.
1.12.5	Control Room – 10 x 10 ft.; temperature controlled; secured access.
1.12.6	Storage and work areas – size to be determined
1.12.7	Offices – size and functionality to be determined
1.12.8

Implementation of concrete shield at the site. Design and specification by SureBeam. The shield is designed to provide protection from ionizing radiation generated from the interaction of the beam and material. The design requirements for the system require that radiation levels in the load and unload areas be < 20 mSv per year; and in areas such as the Equipment Room the levels can be < 20 mSv per 400 hours. Access to the beam area is strictly prohibited because the radiation level exceeds 3 mSv per hour. The shield can be designed as an external building.

1.12.9	Temporary construction offices.
1.12.10	Permits and licenses
1.13

Utilities – both temporary and permanent utilities. Temporary utilities are required when the shield is completed and ready for joint occupancy or use by SureBeam. Permanent utilities are required 4 weeks later. The following utilities are required for the system equipment:

1.13.1	Compressed air – 15 CFM @ 100PSI; two drops
1.13.2	Air Compressor for Pneumatic Door – Size TBD
1.13.3	Electrical power - Salubris shall supply transformers matching their primary line power to the SureBeam accelerators.
1.13.4

Electrical power requirements are listed below and pertain to each accelerator included in the system. All system voltages are ±10%, 3Φ, 60Hz, 3 wire plus ground for 480VAC and 4 wire plus ground for 208 VAC. A panel supplying and providing a single point of disconnect for the following sources:

1.13.5	480 VAC , 290A each (580A total) - Linac and Modulator Power, water system, and air blower.
1.13.6	208 VAC, 80A each (160A total) — Modulator and Linac controls.
1.13.7	Isolated 480 VAC ±10%, 3φ, 60Hz., 120A, 4 wire plus ground - Material Handling System
1.13.8	480VAC, 100A — Pneumatic Door Air Compressor
1.13.9	Building electrical power for cooling, lights, or other equipment – to be defined
1.13.10	Ground Rod, resistance = 1 W to ground
1.13.11

Heating, Ventilation, and Air Conditioning (HVAC) - Conditioned Air 70°F Non Condensing to be supplied to Equipment Room. The equipment heat load for the HVAC system is 36 kW. Air will be drawn from the room through the cabinets and exhausted out the cabinet top through ducting.

1.13.12	Heating, Ventilation, and Air Conditioning (HVAC) for the facility – to be defined
1.13.13

Water cooling (primary) - Chilled water generated from an overall chilled water system, not greater than the values listed in the following table below nor less than 40º F (4º C) up to the flow rates listed below, is to be delivered to each SureBeam Water Cooling System heat exchanger. The chilled water must run through ball valves designed to throttle water flow to each heat exchanger.   A

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flow meter must be provided to monitor the flow of facility water through each ball valve. The heat exchanger connections size and type are listed below. Pressure drop across each SureBeam Water Cooling System is less than 20 PSI (1.4 Bar).  All lines must be flushed prior to connection of system components with a solution of TSP (Tri-Sodium Phosphate, 1 cup to 10 gallons) and then clear water. The overall Chilled Water System shall have the capability to continuously operate at 25% of rated capacity. Inlet temperature and flow may vary depending on the system design.

System Description	Heat Load/ Ea	Flow Rate GPM/Ea	Max. Inlet Temp	Connection Size & Type
SB LX1 LINAC System Water Skid	100kW	60	75˚ F	1 ½” hose barb

1.13.14                    Ozone ventilation – Salubris shall install an Ozone Extraction system to continuously extract ozone from the process chamber of the Shield Cell. The system shall be designed to maintain a net negative pressure (> 0.025 Inch. W.C.) inside the cell as compared to outside the cell at the entrance. The duct system may be installed in or under the concrete floor of the shield or inside the cell via ductwork running through the labyrinth. If ductwork inside the cell is chosen, the ductwork must be 100% stainless steel from the inside of the shield to the ozone exhaust fan as schematically shown by SureBeam. The fan shall be controlled by a Variable Frequency Drive Controller that is furnished by SureBeam (max. cap. 5 HP). The fan and ductwork shall be designed to maintain the minimum net negative pressure in the cell as specified under a low fan speed setting. It also should be able to provide exhaust capability of 1 complete air change of the cell within 3 minutes or less at the maximum design capacity/speed of the fan.

1.13.15                    Interface Control Panel - A panel housing the following signals:

1.13.16                    Inputs from Salubris to SureBeam System:

•      One set dry contacts - Ozone Exhaust Flow

•      One set dry contacts - Facility Fire Alarm OK

•      One set dry contacts - HVAC OK

•      One set dry contacts - Chilled Water OK

1.13.17                    Outputs from SureBeam System to Salubris:

•      24            VDC relay - E-Beam Fire Alarm

•      24            VDC contactor - Run Ozone Exhaust Fan

1.13.18                    Lighting — work areas, rooms, inside shield

1.13.19                    Permits and licenses

1.14         Other Equipment

1.14.1      Maintenance Tools

1.14.2      Fork Trucks, telephones, office equipment, or other processing equipment

1.14.3      Stretch wrap equipment

1.14.4      Air Compressor and Associated Hardware for Pneumatic Door

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1.15         Regulatory compliance (Local agency, US FDA, ISO11137, TNRCC)

1.15.1      Product qualifications

1.15.2      Process qualifications

1.15.3      Dose determination and setting

1.15.4      Regulatory filings

1.15.5      System modifications required to meet local regulatory or building department requirements

1.15.6      Salubris system operating procedures

1.16         Other engineering support

1.16.1      A&E services

1.16.2      Application development

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System Price

The price for the E-Beam System defined above is as follows:

System Price (SureBeam Deliverables-items 1.1 - 1.13):

• Base System with 2 LX1 Accelerators	[…***…]
• Cost to split e-beam and x-ray systems into separate projects	[…***…]
Subtotal	$8,946,000

Options

Spare Parts	To be determined

[…***…]

Payments will be funded through the following milestone payment schedule:

Milestone Number	Description	Milestone Value (%)	Comments
1A	Initial Payment of Down Payment	[…***…]	Payment made on or before November 1, 2002

1B	Final Payment of Down Payment	[…***…]	Payment made on or before December 20, 2002
2	System Design Complete	[…***…]

Payment made on the completion of this milestone.  System design refers to the overall design and specification of the facility and processing system. The following documentation shall be submitted by SureBeam as evidence of the completion of the milestone: general design drawings (plan and elevation views) defining the facility layout, utilities (single line diagrams), description of operation, and processing equipment layouts. In addition, the design of the shield will be defined including the information required for regulatory submissions.

3	Accelerator Factory Test Complete and shipment to the Site	[…***…]

SureBeam will assemble and test the accelerator in the factory test cell. Upon successful completion of the factory test as witnessed by Salubris, and shipment of the equipment the milestone will be complete. The following documentation shall be submitted by SureBeam as evidence of the completion of the milestone: signed and approved factory test plan, test report defining the test results, SureBeam certification of the test results, appropriate bills-of-lading, packing list, shipping documents.

4	Accelerator and Material Handling Equipment Installed	[…***…]

SureBeam will install the accelerator and material handling equipment. Once installed and powered up in a manual mode the milestone will be complete. The following documentation shall be submitted by SureBeam as evidence of the completion of the milestone: Salubris approved checklist certifying the installation and power up of the equipment.

5	System Acceptance Test Complete	[…***…]

Upon successful completion of the System Acceptance Test, the milestone will be complete. The following documentation shall be submitted by SureBeam as evidence of the completion of the milestone: signed and Contractor approved Acceptance Test Document, test report defining the test results, Validation Report per ISO-11137 requirements.

	Total	100%

*CONFIDENTIAL TREATMENT REQUESTED

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Implementation Schedule

The overall implementation of the system will be completed four months after SureBeam receives beneficial access and use of the shield, utilities, and facility provided by Salubris. The overall project is expected to take […***…] to complete, and is predicated upon Salubris’ furnishing their deliverables by […***…]. We expect completion of major milestones to approximate the following schedule:

Event	Months after Award
Contract Award	[…***…]
System Design Complete (joint SureBeam and Salubris effort)	[…***…]
Shipment of Material Handling & Controls Equipment	[…***…]
Substantial completion of shield, facility and utilities (by Salubris)	[…***…]
LINAC Factory Demo	[…***…]
Building Construction Complete (permanent utilities available)	[…***…]
Accelerator On Site	[…***…]
MH & Controls Installation Complete	[…***…]
Accelerator Installation Complete	[…***…]
System Integration & Test Complete	[…***…]
Acceptance Test Complete	[…***…]

We hope this information will assist you in your efforts to implement Electron Beam processing at your Fort Worth facility.   We at SureBeam enjoy working with you and look forward to assisting you as we move forward with the “next step”.

The transaction and negotiations contemplated by this Proposal may not be abandoned or terminated by Salubris.  The parties agree that each shall be liable for the payment of all of their own expenses and fees associated with the negotiation of this Proposal and the Agreement.

The laws of the State of Texas will govern this Proposal, and both parties acknowledge and agree that this Proposal, as governed by the RIGHT OF FIRST NEGOTIATION AGREEMENT dated March 22, 2002 entered into between the parties constitutes an agreement among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements, or conditions, express or implied, oral, or written, except as herein contained.  This Proposal may not be modified or amended other than by an agreement in writing signed by an authorized representative of each party hereto (as designated from time to time by such party).

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Proposal Agreed to by:

SureBeam Corporation		Salubris Limited Partnership

By:	/s/ J. Thomas Allen	By:	/s/ Dean Davis
Name:	J. Thomas Allen	Name:	Dean Davis
Title:	Vice President	Title:	Managing Partner

cc:	Kevin Claudio — SureBeam
Larry Oberkfell – SureBeam
David Rane - SureBeam
George Sullivan – SureBeam

Attachment: Overall System Layout

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EXHIBIT B

MILESTONES

1.             Implementation Milestones

(a)           The overall implementation of the system will be completed four months after SureBeam receives beneficial access and use of the shield, utilities, and facility provided by Buyer. The overall project is expected to take […***…] to complete, and is predicated upon Buyer’s furnishing their deliverables by […***…] (“Buyer Milestones”).

We expect the major milestones to approximate the following schedule:

Event	Months after Execution of Agreement
Contract Award	[…***…]
System Design complete (joint Seller and Buyer effort)	[…***…]
Shipment of Material Handling & Controls Equipment	[…***…]
Substantial completion of shield, facility and utilities (by Buyer)	[…***…]
LINAC Factory Demo	[…***…]
Building Construction Complete (permanent utilities available)	[…***…]
Accelerator On Site	[…***…]
MH & Controls installation complete	[…***…]
Accelerator installation complete	[…***…]
System Integration & Test complete	[…***…]
Acceptance Test complete	[…***…]

*CONFIDENTIAL TREATMENT REQUESTED

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EXHIBIT C

PAYMENT SCHEDULE

C1           SYSTEM PRICE

1.             The price for the system defined above is as follows:

System Price (Exhibit A items 1.1 – 1.13)	[…***…]
Options (not included in base price):
Cost to split e-beam and x-ray systems into separate projects	[…***…]

Spare parts, tools	To be determined

2.             […***…]

3.             Payments will be made by bank wire to the bank account designated by Seller, and based upon the Payment Terms as outlined below.

Payment Terms

1.             The System Price to be paid by Buyer to Seller shall be paid in installments in accordance with the following payment schedule:

(a)           Payment of […***…] to be made on or before November 1, 2002;

(b)           Payment of […***…] to be made on or before December 20, 2002;

(c)           Payment of […***…] to be made on the completion of the System Design.  “System Design” refers to the overall design and specification of the facility and processing system. The following documentation shall be submitted by SureBeam as evidence of the completion of the milestone: general design drawings (plan and elevation views) defining the facility layout, utilities (single line diagrams), description of operation, and processing equipment layouts. In addition, the design of the shield will be defined including the information required for regulatory submissions;

(d)           Payment of  […***…] to be made on completion of the accelerator factory test and shipment of the accelerator to the Site.  SureBeam will assemble and test the accelerator in the factory test cell. Upon successful completion of the factory test as witnessed by Salubris, and shipment of the equipment the milestone will be complete. The following documentation shall be submitted by SureBeam as evidence of the completion of the milestone: signed and approved

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factory test plan, test report defining the test results, SureBeam certification of the test results, appropriate bills-of-lading, packing list, shipping documents;

(e)           Payment of […***…] to be made on completion of the accelerator and material handling equipment installation.  SureBeam will install the accelerator and material handling equipment. Once installed and powered up in a manual mode the milestone will be complete. The following documentation shall be submitted by SureBeam as evidence of the completion of the milestone: Salubris approved checklist certifying the installation and power up of the equipment; and

(e)           Payment of […***…] to be made on completion of the System Acceptance Test.  Upon successful completion of the System Acceptance Test, the milestone will be complete. The following documentation shall be submitted by SureBeam as evidence of the completion of the milestone: signed and Contractor approved Acceptance Test Document, test report defining the test results, Validation Report per ISO-11137 requirements.

C2       ROYALTY FEE

1.             In accordance with this Agreement, Buyer shall pay Seller a Royalty Fee equal to the following:

(a)                                  […***…] per pound of Products for which Processing Services are provided by Buyer during a calendar year until the cumulative number of pounds of Products for which Processing Services are so provided during such calendar year equals […***…] pounds (provided, however, that the total amount of Royalty Fees due and payable hereunder for any portion of a calendar year until the cumulative number of pounds of Products for which Processing Services are so provided during a calendar year equals […***…] pounds, shall not exceed an amount equal to […***…] of Gross Processing Receipts with respect to such portion of the applicable calendar year);

(b)                                 […***…] per pound of Products for which Processing Services are provided by Buyer during a calendar year after the cumulative number of pounds of Products for which Processing Services are so provided during such calendar year equals […***…] pounds until the cumulative number of pounds of Products for which Processing Services are so provided during such calendar year equals […***…] pounds (provided, however, that the total amount of Royalty Fees due and payable hereunder for any portion of a calendar year after the cumulative number of pounds of Products for which Processing Services are so provided during a calendar year equals […***…] pounds until the cumulative number of pounds of Products for which Processing Services are so provided during a calendar year equals […***…] pounds, shall not exceed an amount equal to […***…] of Gross Processing Receipts with respect to such portion of the applicable calendar year);

(c)                                  […***…] per pound of Products for which Processing Services are provided by Buyer during a calendar year after the cumulative number of pounds of Products

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for which Processing Services are so provided during such calendar year equals […***…] pounds until the cumulative number of pounds of Products for which Processing Services are so provided during such calendar year equals […***…] pounds (provided, however, that the total amount of Royalty Fees due and payable hereunder for any portion of a calendar year after the cumulative number of pounds of Products for which Processing Services are so provided during a calendar year equals […***…] pounds until the cumulative number of pounds of Products for which Processing Services are so provided during a calendar year equals […***…] pounds, shall not exceed an amount equal to […***…] of Gross Processing Receipts with respect to such portion of the applicable calendar year);

(d)                                 […***…] per pound of Products for which Processing Services are provided by Buyer during a calendar year after the cumulative number of pounds of Products for which Processing Services are so provided during such calendar year equals […***…] pounds until the cumulative number of pounds of Products for which Processing Services are so provided during such calendar year equals […***…] pounds (provided, however, that the total amount of Royalty Fees due and payable hereunder for any portion of a calendar year after the cumulative number of pounds of Products for which Processing Services are so provided during a calendar year equals […***…] pounds until the cumulative number of pounds of Products for which Processing Services are so provided during a calendar year equals […***…] pounds, shall not exceed an amount equal to […***…] of Gross Processing Receipts with respect to such portion of the applicable calendar year); and

(e)                                  […***…] per pound of Products for which Processing Services are provided by Buyer during a calendar year after the cumulative number of pounds of Products for which Processing Services are provided during such calendar year for volumes greater than […***…] pounds (provided, however, that the total amount of Royalty Fees due and payable hereunder for any portion of a calendar year after the cumulative number of pounds of Products for which Processing Services are so provided during a calendar year equals […***…] pounds, shall not exceed an amount equal to […***…] of Gross Processing Receipts with respect to such portion of the applicable calendar year).

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EXHIBIT D

THIRD PARTY MANUFACTURER WARRANTIES

( Not Applicable )

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EXHIBIT E

LICENSE AGREEMENT

( Separately Provided )

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